Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Dawson Geophysical Company

We consent to the use of our report dated November 11, 2004, with respect to the balance sheets of Dawson Geophysical Company as of September 30, 2004 and 2003, and the related statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2004 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Midland, Texas
January 19, 2005